Exhibit 10.1

Aufhebungsvertrag zwischen Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos - nachfolgend die „Gesellschaft“ - und Dr. Hitto Kaufmann, [***] -nachfolgend der „Geschäftsführer“ -	Separation Agreement between Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos - hereinafter the “Company” - and Dr. Hitto Kaufmann, [***] - hereinafter the “Managing Director“ -
- Gesellschaft und Geschäftsführer nachfolgend auch die „Parteien“, jeder gesondert auch die „Partei“ -	- Company and Managing Director collectively hereinafter the “Parties“, each of them also as the “Party” -

Präambel

Der Geschäftsführer ist auf Grundlage des Anstellungsvertrags vom 23. Februar 2019 bei der Gesellschaft mit dem Titel „Senior Vice President, Chief Scientific Officer (CSO)“ angestellt (nachfolgend einschließlich sämtlicher etwaiger Zusatz- und Ergänzungsvereinbarungen zusammen der „Geschäftsführer Dienstvertrag“). Der Geschäftsführer wurde durch Beschluss der Gesellschafterversammlung vom 19. Februar 2019 mit Wirkung zum 31, August 2019 zum Geschäftsführer der Gesellschaft bestellt.

Der Geschäftsführer hat sein Amt als Geschäftsführer mit dem hier beigefügten Niederlegungsschreiben niedergelegt. Die Parteien beabsichtigen, das zwischen ihnen bestehende Anstellungsverhältnis einvernehmlich unter Beachtung der zu Grunde zu legenden Kündigungsfrist zu beenden.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:

Preamble

The Managing Director is employed by the Company with the title "Senior Vice President, Chief Scientific Officer (CSO)" on the basis of the managing director service agreement dated February 23, 2019 (including all possible additional agreements and amendment agreements collectively hereinafter the “Managing Director Service Agreement”). The Managing Director was appointed as Managing Director of the Company by resolution of the Shareholders' Meeting on February 19, 2019, effective August 31, 2019.

The Managing Director has resigned from his office as managing director by way of the resignation letter attached hereto. The Parties intend to terminate the managing director service relationship existing between them by mutual agreement in compliance with the applicable notice period.

Therefore, the Parties agree as follows:

§ 1 Beendigung des Anstellungsverhältnisses		Sec. 1 Termination of Service Relationship
1.	Die Parteien sind sich darüber einig, dass das Anstellungsverhältnis der Parteien einvernehmlich mit Ablauf des 31. Oktober 2023 (nachfolgend der „Beendigungstermin“) sein Ende findet.	1.	The Parties agree that the employment relationship shall amicably end effective October 31, 2023 (hereinafter the “Termination Date”).
2.	Bis zum Beendigungstermin wird das Anstellungsverhältnis ordnungsgemäß abgerechnet. Die Gesellschaft ist verpflichtet, dem Geschäftsführer bis dahin sein monatliches Festgehalt in Höhe von EUR 27.192,00 (in Worten: Euro siebenundzwanzig tausend einhundertzweiundneunzig) brutto zu zahlen. Darüber hinaus wird die Gesellschaft bis zum Beendigungstermin die Beiträge zur betrieblichen Altersversorgung gemäß § 4a des Geschäftsführer Dienstvertrags entsprechend der bisherigen Handhabung entrichten.	2.

Until Termination Date, the service relationship will be duly settled. The Company shall pay the Managing Director his monthly gross fixed salary in the amount of EUR 27.192,00 (in words: Euro twenty-seven thousand and one-hundred ninety-two). In addition, the Company will pay the contributions to the company pension scheme pursuant to § 4a of the Managing Director Service Agreement until Termination Date in accordance with previous practice.

3.	Aus Anlass der Beendigung des zwischen den Parteien bestehenden Anstellungsverhältnisses erhält der Geschäftsführer in entsprechender Anwendung der §§ 9, 10 KSchG eine mit der letzten Gehaltsabrechnung fällige Abfindung in Höhe von EUR 135.960,00 (in Worten: Euro Einhundertfünfunddreissigtausend neunhundert und sechzig) brutto, abzugsfrei in den gesetzlichen Grenzen.	3.

Due to the termination of the service relationship existing between the Parties, the Managing Director shall be granted a severance payment in application mutatis mutandis of Sec. 9, 10 of the German Employment Protection Act in the amount of EUR 135.960,00 (in words: Euro one-hundred-thirty-five-thousand and nine-hundred-sixty) gross, less applicable withholdings.

4.	Weitere Vergütungsbestandteile sind über die in § 1 Abs. 2 und 3 geregelten Vergütungsbestanteile hinaus ausdrücklich nicht geschuldet. Insbesondere hat der Geschäftsführer keinen Anspruch auf eine variable Vergütung, Boni, Provisionen, Prämien oder Gratifikationen, weder für die Vergangenheit noch die Zukunft..	4.

In addition to the components of the remuneration set forth in this Sec. 1 para. 2 and 3 no further compensation is owed. In particular, the Managing Director has no claims to variable remuneration, bonuses, commissions, awards or gratuities, neither for the past nor for the future.

§ 2 Freistellung		Sec. 2 Release from Work
1.

Der Geschäftsführer wird ab dem 15. September 2023 bis zum Beendigungstermin unter Fortzahlung der Vergütung gemäß § 1 Abs. 2 sowie unter Anrechnung auf Urlaubsansprüche und etwaige sonstige Freizeitausgleichsansprüche unwiderruflich von der Verpflichtung zur Erbringung seiner Dienstleistung freigestellt. Der (Rest-)Urlaubsanspruch wird dabei zu Beginn der Freistellungsphase gewährt. Im Anschluss erfolgt die Freistellung unter Anrechnung auf mögliche positive Zeitguthaben. Urlaubsansprüche und etwaige Zeitguthaben sind damit erledigt. Im Anschluss an die Gewährung des Urlaubs und den Verbrauch etwaiger Zeitguthaben findet die Vorschrift des § 615 Satz 2 BGB Anwendung. Der Geschäftsführer ist daher verpflichtet, im Fall der Erzielung anderweitigen Erwerbs hierüber und über dessen Höhe der Gesellschaft unverzüglich Auskunft zu erteilen. Auf Verlangen sind die Angaben zu belegen.

		1.

From September 15, 2023, until Termination Date, the Managing Director shall be released irrevocably from his contractual duties upon payment of his contractual remuneration pursuant to Sec. 1 para. 2, however, while offsetting possibly existing entitlements to vacation and any other existing free time compensation claims. The (remaining) vacation entitlement is granted at the beginning of the release phase. Subsequently, the release from work is credited against possible positive time credits. Vacation entitlements and any time credits are therefore settled. Following the granting of vacation and the use of any time credits, the provision of Sec. 615 cl. 2 BGB applies. The Managing Director is therefore obliged to inform the Company immediately if he obtains other revenue and to inform the Company of the amount of such revenue. The information must be substantiated upon request.

2.	Während der Zeit der Freistellung bleibt das Abwerbe- und Wettbewerbsverbot sowie die Verpflichtungen zur Ausübung einer Nebentätigkeit gemäß §§ 3 und 11 des Geschäftsführer Dienstvertrags bestehen. Einkünfte aus genehmigten Nebentätigkeiten werden nicht auf vereinbarte Zahlungen nach § 1 Abs. 2 und 3 dieser Vereinbarung angerechnet.	2.

During the term of garden leave, the non-competition and non-solicitation covenant as well as the obligations to side-line activities pursuant to §§ 3 and 11 of the Managing Director Service Agreement shall continue to be in force. Income from approved sideline activities shall not offset against agreed payments in Sec. 1 para. 2 and 3 of this agreement.

§ 3 Rückgabeverpflichtung	Sec. 3 Obligation to return Property
1.

Der Geschäftsführer verpflichtet sich, bis zu seiner Freistellung an die Gesellschaft an deren Betriebssitz und innerhalb der üblichen Betriebszeiten, jedoch nach vorheriger Terminabsprache mit Herrn [***], sämtliche ihm während der Dauer des Geschäftsführer Dienstvertrags und im Zusammenhang mit dem zwischen den Parteien bestehenden Anstellungsverhältnis übergebenen Gegenstände (z.B. Firmenkreditkarte, Handbücher, Schlüssel, elektronische Daten, Dokumente, etc.) herauszugeben. Hierzu zählen insbesondere auch sämtliche Unterlagen (insbesondere Skizzen, Korrespondenz, Vermerke, Notizen), die der Gesellschaft gehören oder die der Geschäftsführer von Dritten für die Gesellschaft erhalten hat und/oder die im Zusammenhang mit der Tätigkeit des Geschäftsführers für die Gesellschaft entstanden sind. Der Geschäftsführer verpflichtet sich, keine Kopien oder Abschriften der Unterlagen oder diesbezügliche elektronische Daten zu behalten. Auf Wunsch der Gesellschaft wird der Geschäftsführer die Vollständigkeit der Rückgabe schriftlich gegenüber der Gesellschaft versichern.

Hiervon ausgenommen ist allerdings der dem Geschäftsführer zur Verfügung gestellte Laptop sowie das aktuell genutzte Mobiltelefon und iPad. Diese sind dem Arbeitgeber zunächst unverzüglich nach erfolgter Freistellung zur Löschung sämtlicher Daten mit dienstlicher Relevanz zurückzugeben. Anschließend werden diese dem Geschäftsführer zum Beendigungstermin wieder übergeben und ihm werden das Eigentum daran übertragen. Ein etwaiger geldwerter Vorteil ist von dem Geschäftsführer zu tragen. Ferner stimmt der Arbeitgeber der Mitnahme der Mobilfunknummer zu. Der Arbeitgeber wird die hierzu erforderlichen Erklärungen abgeben.

1.

The Managing Director shall return to the Company until his release all items provided to him during the service relationship by the Company (for example company credit cards, manuals, keys, electronic data, documents, etc.) at the Company’s place of business and during customary business hours, however, after prior scheduling of dates with Mr. [***]. This includes in particular all documents (especially drafts, correspondence, notes, memos) which belong to the Company or which the Managing Director has received from third parties for the Company and/or which have arisen in connection with the Managing Director’s work for the Company. The Managing Director undertakes not to keep any copies or transcripts of the documents or electronic data relating thereto. Upon request of the Company, the Managing Director shall confirm in writing the completeness of the returned company property.

However, this does not apply to the laptop, iPad, and mobile phone provided to the Managing Director. These must first be returned to the Managing Director immediately after the release from work so that the Company can delete all data relevant to the managing director relationship. On Termination Date, it shall then be returned to the Managing Director and become his property. Any pecuniary advantage shall be at the expense of the Managing Director. Furthermore, the Company agrees to the mobile phone number being taken along. The Company shall make the necessary declarations in this regard.

2.	Der Geschäftsführer wird der Gesellschaft bis zu seiner Freistellung eine Aufstellung aller Passwörter, Schreibschutzcodes oder ähnlicher Zugangscodes, die er auf den von ihm selbst genutzten PCs der Gesellschaft verwendet hat, zur Verfügung stellen und von diesen anschließend keinen Gebrauch mehr machen.	2.

Until his release, the Managing Director will provide the Company with a list of all passwords, write-protection codes or similar access codes that he has used on the Company’s PCs used by himself and will not make use of them thereafter.

3.	Der Geschäftsführer ist verpflichtet, alle auf privat genutzten Computern gespeicherten Daten und Programme, die ihm im Hinblick auf seine Tätigkeit nach dem Geschäftsführer Dienstvertrag überlassen bzw. wegen dieser Tätigkeit gespeichert wurden, der Gesellschaft bis zu seiner Freistellung auf Datenträger kopiert zur Verfügung zu stellen und anschließend auf den betreffenden Computern unwiederbringlich zu löschen.	3.

The Managing Director is obliged to provide the Company with copies of all data and programs stored on privately used computers, which have been made available to him with regard to his activities under the Managing Director Service Agreement or which have been stored because of these activities, on data carriers until he is released from work and then to irretrievably delete them from the respective computers.

4.	Dem Geschäftsführer steht kein Zurückbehaltungsrecht im Hinblick auf die Verpflichtungen nach diesem § 3 zu.	4.	The Managing Director is not entitled to any right of retention with regard to the obligations pursuant to this Sec. 3.
§ 4 Geheimhaltung		Sec. 4 Confidentiality
1.	Bis zum Beendigungstermin bleibt die Verschwiegenheitsverpflichtung nach § 9 des Geschäftsführer Dienstvertrags unberührt.	1.	Until Termination Date, the confidentiality covenant according to Sec. 9 of the Managing Director Service Agreement shall remain unaffected.
2.	Die Verschwiegenheitsverpflichtung gilt auch nach dem Beendigungstermin, soweit gesetzlich zulässig, fort. Soweit der Geschäftsführer durch die nachvertraglichen Verschwiegenheitspflichten in seinem beruflichen Fortkommen unangemessen behindert wird, kann er von der Gesellschaft die Freistellung von dieser Pflicht verlangen.	2.

The confidentiality obligation continues to apply after Termination Date to the extent permitted by law. If the Managing Director is unreasonably hindered in his professional advancement by the post-contractual duties of confidentiality, he can demand release from this obligation from the Company.

3.	Zu den geheim zu haltenden Geschäftsgeheimnissen zählen insbesondere, aber nicht ausschließlich, die folgenden:		3.	In particular, but not exclusively, the following business secrets are to be kept secret:

	●	Geschäftsstrategien		●	Business strategies
	●	wirtschaftliche Planungen		●	Economic planning
	●	Preiskalkulationen und -gestaltungen		●	Pricing calculations and pricing policies
	●	Wettbewerbsmarktanalysen		●	Analysis on competitive market
	●	Umsatz- und Absatzzahlen		●	Turnover and sales figures
	●	Personaldaten		●	Personal data
	●	Personalrestrukturierungskonzepte		●	Workforce restructuring plans
	●	Produktspezifikationen		●	Product specifications
	●	Erfindungen, technische Verfahren und Abläufe, die nicht öffentlich bekannt sind und einen wirtschaftlichen Wert für das Unternehmen darstellen		●	Inventions, technical procedures and methods that are not publicly known and have an economic value for the company
	●	Kundendaten		●	Client data
	●	Lieferantendaten		●	Supplier data
	●	Passwörter, Zugangskennungen.		●	Passwords, Access codes
4.	Auch über die Verhandlungen bzgl. dieses Aufhebungsvertrages, insbesondere über den finalen Inhalt, ist der Geschäftsführer gegenüber Kollegen, Kunden und Geschäftspartnern der Gesellschaft zu Stillschweigen verpflichtet, soweit er nicht zur Auskunft gesetzlich verpflichtet ist. Die Verpflichtung zur Verschwiegenheit erstreckt auch auf sämtliche mit der Gesellschaft im Sinne von § 15 AktG verbundenen Unternehmen.		4.

The Managing Director is also obligated to maintain confidentiality with regard to the negotiations concerning this Separation Agreement, in particular with regard to the final content, vis-à-vis colleagues, customers and business partners of the Company, unless the Managing Director is legally obligated to provide information. The obligation to maintain confidentiality shall also extend to all companies affiliated with the Company within the meaning of Sec. 15 of the German Stock Corporation Act (AktG).

	§ 5 Zeugnis			Sec. 5 Reference Letter
	Der Geschäftsführer erhält nach Beendigung des Anstellungsverhältnisses ein qualifiziertes, wohlwollendes Zeugnis mit der Note „sehr gut“, das sich auf Leistung und Führung des Geschäftsführers erstreckt.			Upon termination of the service relationship, the Managing Director shall be furnished with a qualified, benevolent reference letter which refers to performance and conduct of the Managing Director, including an overall “sehr gut” rating.

§ 6 Meldung Agentur für Arbeit	Sec. 6 Notification of Employment Agency

Der Geschäftsführer wird darauf hingewiesen, dass der Abschluss des Aufhebungsvertrags zu sozialversicherungsrechtlichen Nachteilen führen kann, insbesondere beim Bezug von Arbeitslosengeld (Sperrzeit/Ruhen des Anspruchs). Abschließende rechtsverbindliche Auskünfte sind den jeweiligen Sozialversicherungsträgern vorbehalten (Bundesagentur für Arbeit u. a.). Zur Aufrechterhaltung ungekürzter Ansprüche auf Arbeitslosengeld ist der Geschäftsführer nach § 38 SGB III verpflichtet, sich spätestens drei Monate vor Beendigung des Anstellungsverhältnisses bei der Agentur für Arbeit persönlich als arbeitsuchend zu melden. Liegen zwischen der Kenntnis des Beendigungszeitpunkts und der Beendigung des Anstellungsverhältnisses weniger als drei Monate, hat die Meldung innerhalb von drei Tagen nach Kenntnis des Beendigungszeitpunktes zu erfolgen. Der Geschäftsführer wird zudem darauf hingewiesen, dass er eigene Aktivitäten bei der Suche nach einer anderen Beschäftigung entfalten muss.

The Managing Director is informed that the conclusion of the Separation Agreement may lead to disadvantages under social security law, in particular with regard to the receipt of unemployment benefits (blocking period/suspension of entitlement). Final legally binding information is provided by the respective social insurance institutions (Federal Employment Agency, etc.). In order to maintain unreduced entitlement to unemployment benefits, the Managing Director is obliged under Sec. 38 SGB III to register personally with the Employment Agency as seeking work no later than three months before termination of the employment relationship. If there are less than three months between the date of knowledge of the termination and the termination of the employment relationship, the notification must be made within three days of knowledge of the termination date. The Managing Director is also informed that he must develop own activities in the search for other employment.

§ 7 Abgeltung	Sec. 7 Settlement

Mit Erfüllung der Verpflichtungen nach diesem Aufhebungsvertrag sind sämtliche finanziellen Ansprüche der Parteien aus dem Anstellungsverhältnis, gleichgültig ob bekannt, oder unbekannt, aus welchem Rechtsgrund und unabhängig vom Entstehungszeitpunkt, gegeneinander abgegolten und erledigt. Dies gilt auch im Hinblick auf den Urlaubsanspruch des Geschäftsführers, der vollständig in natura gewährt wurde, sowie im Hinblick auf etwaige sonstige Ansprüche auf Freizeitausgleich. Im Übrigen gilt § 2 Abs. 1. Von dieser Abgeltungsklausel ausgenommen sind Ansprüche gemäß § 43 GmbHG.

Der Geschäftsführer verzichtet hiermit im Wege eines echten Vertrages zugunsten Dritter auf die Geltendmachung sämtlicher etwaigen Ansprüche gegen verbundene Unternehmen. Hiervon ausgenommen sind lediglich etwaige Ansprüche des Geschäftsführers nach dem Optionsprogramm der Pieris Pharmaceuticals, Inc..

Upon fulfillment of the obligations under this Separation Agreement, all financial claims of the Parties in relation to the service relationship, irrespective of whether known or unknown, the legal ground and the time of accruement, shall be deemed settled and satisfied. This also applies with regard to the Managing Director's vacation entitlement, which was granted in full in kind, and with regard to any other free time compensation claims. Other than that, Sec. 2 para. 1 above shall apply. Claims pursuant to section 43 GmbHG (Limited Liability Code) shall be exempt from this settlement clause.

The Managing Director hereby waives by means of a real contract for the benefit of a third party the assertion of any and all possible claims against affiliated companies. However, possible entitlements of the Managing Director under the option pool of Pieris Pharmaceuticals, Inc. shall be excluded herefrom.

	§ 8 Schlussbestimmungen		Sec. 8 Final Provisions
1.	Sofern Abweichungen zwischen der deutschen und der englischen Fassung dieses Aufhebungsvertrages bestehen, ist die deutsche Fassung maßgeblich.	1.	In case of discrepancies between the German and the English version of this Separation Agreement, only the German version shall be applicable.
2.	Dieser Aufhebungsvertrag gibt die Vereinbarung zwischen den Parteien vollständig und inhaltlich zutreffend wieder. Schriftliche oder mündliche Nebenabreden bestehen nicht.	2.	This Separation Agreement reflects the agreement between the Parties in full and accurately in terms of content. There are no written or oral collateral agreements.
3.	Änderungen und Ergänzungen dieses Aufhebungsvertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für eine Änderung oder Aufhebung dieser Schriftformklausel. Hiervon ausgenommen sind lediglich Individualabreden nach § 305b BGB.	3.

Amendments and supplements to this Separation Agreement must be done in writing in order to be effective. The same shall apply to a possible waiver of the written form requirement. Only individual agreements according to Sec. 305b of the German Civil Code shall be excluded herefrom.

4.	Sollten einzelne Bestimmungen dieses Aufhebungsvertrages ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so wird die Wirksamkeit der übrigen Bestimmungen dieses Aufhebungsvertrages hiervon nicht berührt. Anstelle der unwirksamen oder undurchführbaren Bestimmung vereinbaren die Parteien eine solche Regelung, die in rechtlich zulässiger Weise dem von den Vertragsparteien mit der unwirksamen oder undurchführbaren Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Entsprechendes gilt für den Fall, dass dieser Aufhebungsvertrag Lücken enthalten sollte.	4.	Should individual provisions of this Separation Agreement be or become invalid, in whole or in part, the validity of the remaining provisions of this Separation Agreement shall not be affected thereby. The Parties shall agree on such regulation instead of the invalid or unenforceable provision, which comes closest to the commercial purpose pursued by the Parties with the invalid or unenforceable provision in a legally permissible manner. The same shall apply in case this Separation Agreement should contain gaps.

Für die Gesellschafterversammlung der Pieris Pharmaceuticals GmbH
vertreten durch Frank Vollmering

Ort, Datum / Location, Date:
Hallbergmoos, 25.07.2023

/s/ Frank Vollmering
(Unterschrift/ Signature)

Dr. Hitto Kaufmann (Geschäftsführer/ Managing Director)

Ort, Datum/ Location, Date:
Hallbergmoos, 26.07.2023

/s/ Hitto Kaufmann
(Unterschrift/Signature)